Exhibit 10.1
EXECUTION COPY
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated February 23, 2009, is entered into by and among TWEEN BRANDS, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the REVOLVING CREDIT LENDERS (as hereinafter defined), the TERM LOAN LENDERS (as hereinafter defined), and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent for the Secured Parties (as defined below) under this Agreement (hereinafter referred to in such capacity as the “Agent”).
BACKGROUND
     WHEREAS, reference is made to that certain Credit Agreement dated as of September 12, 2007 (as same has been amended prior to the date hereof, the “Credit Agreement”) by, among others, the Borrower, each of the Guarantors from time to time party thereto (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”), the Revolving Credit Lenders and the Term Loan Lenders from time to time party thereto (collectively, the “Lenders”) the Agent, for its own benefit and the benefit of the other Secured Parties (as defined therein), National City Bank, as Syndication Agent, Fifth Third Bank, as Documentation Agent, Citicorp North America, Inc., as Managing Agent, Banc of America Securities LLC, as sole book runner, and Banc of America Securities LLC and National City Bank, as co-lead arrangers. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement; and
     WHEREAS, the Loan Parties have requested that the Lenders further amend certain provisions of the Credit Agreement, and the Lenders have agreed to do so, but only on the terms and conditions set forth herein.
     NOW, THEREFORE, intending to be legally bound hereby, in consideration of the foregoing and for other good and valuable consideration received, the parties hereto covenant and agree as follows:
     1. Definitions. Terms which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
     2. Amendments to Article I of Credit Agreement. The provisions of Article I of the Credit Agreement are hereby amended as follows:
     (a) By deleting the definition of “Applicable Margin” in its entirety and substituting the following in its stead::
Applicable Margin shall mean, as applicable:
     (A) the percentage spread, to be added to Base Rate under the Base Rate Option equal to 3.75% per annum, or
     (B) the percentage spread, to be added to LIBO-Rate under the LIBOR Option equal to 3.50% per annum
     (b) By deleting the definition of “Augmenting Revolving Credit Lender” in its entirety.

     (c) By deleting the definition of “Consolidated EBITDAR” in its entirety and substituting the following in its stead:
Consolidated EBITDAR shall mean, for any period of determination, consolidated net income for such period plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of Consolidated Interest Expense, income tax expense, depreciation expense, amortization expense, Consolidated Minimum Rent and other non-cash charges, the transaction costs, fees and expenses incurred in connection with this Agreement and the overnight share repurchase transaction to be consummated on or promptly after the Closing Date (but for the purposes of calculating Consolidated EBITDAR such transaction costs, fees and expenses shall not exceed $500,000), one-time restructuring charges, and the transaction costs, fees and expenses incurred in connection with the Third Amendment and minus consolidated interest income and non-cash credits, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
     (d) By adding the words “and Section 7.02(o)” after the words “Section 7.02(n)” in the definition of “Consolidated Tangible Net Worth Limit”.
     (e) By deleting the definition of “Expiration Date” in its entirety and substituting the following in its stead:
Expiration Date shall mean the Initial Expiration Date.
     (f) By deleting the definition of “Extended Expiration Date” in its entirety.
     (g) By deleting the definition of “Increasing Revolving Credit Lender” in its entirety.
     (h) By deleting the definition of “Leverage Ratio” in its entirety and substituting the following in its stead:
Leverage Ratio shall mean the ratio of (a) Consolidated Senior Debt as of the end of the most recently ended fiscal quarter to (b) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters then ended.
     (i) By deleting the definition of “Permitted Acquisition” in its entirety.
     (j) By deleting the definition of “Release Event” in its entirety.
     (k) By deleting the last sentence of the definition of “Revolving Credit Commitment” in its entirety and substituting the following in its stead:
As of the Third Amendment Effective Date, the aggregate of all Revolving Credit Commitments is $50,000,000.
     (l) By deleting the definition of “Security Documents” in its entirety and substituting the following in its stead:
Security Documents shall mean the Security Agreement, the Ancillary Security Documents, all mortgages, deeds of trust and all other documents, instruments, and agreements sufficient to provide the Agent for the benefit of the Lenders with a first priority perfected Lien, subject only to Permitted Liens having priority over the Lien of the Agent under applicable law, on all of the assets of the Loan Parties, including, without limitation, (a) all inventory, accounts, documents of title, deposit accounts, investment accounts, instruments, general intangibles, furniture, fixtures, equipment, chattel paper and commercial tort claims and the proceeds thereof, and (b) all real estate owned by the Loan Parties and the proceeds thereof, but excluding (i) any trademarks and trade names other than those trademarks and trade names set forth on Schedule 1 hereto, (ii) all leasehold interests, (iii) any assets of a foreign Subsidiary of the Loan Parties or assets in which perfection of Lien is governed by the laws of a jurisdiction other than the United States of America, its states and territories, (iv) the Designated Escrow Accounts, and (e) any voting equity interests in any direct or indirect foreign Subsidiary of the Borrower in excess of 65% of such equity interests.
     (m) By deleting the definition of “Specified Default” in its entirety and substituting the following in its stead:
Specified Default shall mean the occurrence of any Event of Default under any of (i) Section 8.01(a), (ii) Section 8.01(b) (but only with respect any financial statements or financial information delivered under this Agreement or with respect to representations concerning Solvency), (iii) Section 8.01(c) (but only with respect to Section 7.02(m) or Section 7.02(n) and not any other provisions covered by Section 8.01(c)), (iv) Section 8.01(d) (but only with respect to Section 7.01(a), Section 7.01(b), Section 7.01(c) and Section 7.01(d) and not any other provisions covered by Section 8.01(d)), (v) Section 8.01(g), (vi) Section 8.01(j), (vii) Section 8.01(l), (viii) Section 8.01(m), (ix) Section 8.01(n), or (x) Section 8.01(o).
     (n) By deleting the definition of “Triggering Event” in its entirety.
     (o) By adding the following definitions in appropriate alphabetical order:
     (i) Borrower’s Operating Account shall mean a deposit account maintained by the Borrower with Agent or another financial institution reasonably acceptable to Agent for the purpose of paying business expenses in the ordinary course and any other working capital needs in the ordinary course of business.
     (ii) Borrowing Base shall mean, at any time of calculation, an amount equal to
     (A) eighty percent (80%) multiplied by the net book value of the Borrower’s accounts receivable, plus
     (B) Sixty percent (60%) multiplied by the net book value of the Borrower’s inventory.
     (iii) Borrowing Base Certificate shall mean a certificate reflecting the calculation of the Borrowing Base in reasonable detail and certified by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as being true and accurate in all material respects.
     (iv) Borrowing Base Testing Period shall mean any time (i) when an Event of Default exists and is continuing, or (ii) when the Revolving Facility Usage exceeds, or after giving effect to the making of a Revolving Credit Loan or Swing Loan or issuance of a Letter of Credit would exceed, the Revolving Loan Threshold.

     (v) Capital Expenditures shall mean with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets, in each case that are set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by the Borrower or any of its Subsidiaries during such period. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
     (vi) Capital Lease Obligations shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the obligations of the Borrower and its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Borrower and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     (vii) Cash Dominion Event shall mean either (i) the occurrence and continuance of any Specified Default, or (ii) the acceleration of the time for payment of the Obligations as a result of the occurrence of an Event of Default and the commencement of the exercise of remedies against any of the property upon which the Agent has been granted a Lien under the Security Documents, or (iii) the outstanding Revolving Credit Loans exceed the Revolving Loan Threshold at any time. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) until such Specified Default has been waived or any cure has not been rejected, (ii) such acceleration and exercise of remedies has been rescinded, and/or (iii) if the Cash Dominion Event arises as a result of the Revolving Credit Loans exceeding the Revolving Loan Threshold, until the outstanding Revolving Credit Loans have been less than the Revolving Loan Threshold for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Specified Default is no longer continuing, acceleration and exercise of remedies has been rescinded, and/or the outstanding Revolving Credit Loans are less than the Revolving Loan Threshold for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on four (4) occasions during any consecutive twelve month period. For purposes of this definition, the term “Revolving Credit Loans” shall mean and include Swing Loans.
     (viii) Consolidated Senior Debt shall mean, at any time of calculation, the sum of the principal amount then outstanding of all Loans under this Agreement plus six (6) times the Forward Minimum Rent Commitments of the Borrower and its Subsidiaries. In calculating Consolidated Senior Debt, adjustment shall be made on a quarterly basis to give effect to the actual amount of Forward Minimum Rent Commitments (and solely for purposes of calculating Consolidated Senior Debt and notwithstanding anything to the contrary in the definition of Forward Minimum Rent Commitments, Forward Minimum Rent Commitments shall be calculated quarterly for the four fiscal quarter period following the Borrower’s most recently ended fiscal quarter, as reported or to be reported in the Borrower’s quarterly reports filed on Form 10-Q or annual report filed on Form 10-K, as applicable, with the Securities and Exchange Commission).
     (ix) Designated Asset Transaction means with respect to of any real property, trademarks or trade names owned by any Loan Party (whether or not the Agent has been granted a Lien in such property to secure the Obligations), any of the following: (a) the sale, transfer, license, lease or other disposition (including any Sale Leaseback transaction), (whether in one transaction or in a series of transactions) of any of such assets; (b) any insurance payment, condemnation award, or other recovery event with respect to any such assets, or (c) the incurrence of Indebtedness (other than the Obligations) secured by any such assets. Notwithstanding the foregoing, (i) the exclusive license by a Loan Party of trademarks or trade names owned by such Loan Party in the ordinary course of business shall not constitute a Designated Asset Transaction to the extent that the arrangement relates solely to a territory or territories outside the United States, and/or to a specified product category sold inside or outside the United States, and (ii) the non-exclusive license by a Loan Party of trademarks or trade names owned by such Loan Party in the ordinary course of business shall not constitute a Designated Asset Transaction; as long as no more than thirty percent (30%) of consolidated revenue of the Borrower and its Subsidiaries in any Fiscal Year shall be attributable to sales pursuant to all such exclusive and non-exclusive licenses in the aggregate.
     (x) Designated Escrow Accounts means collectively, the Tax Escrow Account and the Equity Proceeds Escrow Account.
     (xi) Equity Proceeds Escrow Account means a deposit account of the Borrower maintained with the Agent into which solely net proceeds from the issuance of equity interests by the Borrower shall be deposited.
     (xii) Excess Cash means all cash and cash equivalents of the Borrower (excluding amounts in the Designated Escrow Accounts) in excess of the Minimum Cash Amount.
     (xiii) Fiscal Year shall mean the fiscal year of the Borrower and the other Loan Parties ending on the Saturday nearest to the last business day of January of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year begins.
     (xiv) Minimum Cash Amount means $20,000,000 (excluding amounts in the Designated Escrow Accounts).
     (xv) Net Proceeds shall mean (a) with respect to any sale, transfer or other disposition (including any Sale-Leaseback Transaction, whether in one transaction or in a series of transactions, of any property by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction, (B) the reasonable and customary out-of-pocket fees, costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction (including, without limitation, brokerage, legal, title and recording or transfer tax expenses and commissions) paid by the Borrower or any such Subsidiary to third parties (other than Affiliates)) and (C) income taxes reasonably estimated to be actually payable within one year of the date of such sale, transfer or other disposition as a result of any gain recognized in connection with such sale, transfer or other disposition; and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     (xvi) Revolving Loan Threshold shall mean $10,000,000 (without giving effect to the aggregate undrawn face amount of outstanding Letters of Credit up to $5,000,000 (any such amounts in excess of $5,000,000 being included in the calculation of the Revolving Loan Threshold)).
     (xvii) Tax Escrow Account means a deposit account of the Borrower maintained with the Agent into which solely that portion of the Net Proceeds from any sale, transfer or other disposition of any property of the Borrower or any of its Subsidiaries constituting income taxes reasonably estimated to be actually payable within one year of the date of such sale, transfer or other disposition as a result of any gain recognized in connection with such sale, transfer or other disposition; provided that any such amounts not utilized to pay such taxes shall be paid to the Agent and applied to the Term Loan in accordance with Section 4.05(d) hereof..
     (xviii) Third Amendment shall mean that certain Third Amendment to Credit Agreement dated as of February 23, 2009, by and among the Borrower, the Guarantors party thereto, the Revolving Credit Lenders party thereto, the Term Loan Lenders party thereto and the Agent.
     (xix) Third Amendment Effective Date shall mean February 24, 2009.
     3. Amendments to Article II of Credit Agreement. The provisions of Article II of the Credit Agreement are hereby amended as follows:
     (a) The provisions of Section 2.01(a) of the Credit Agreement are hereby amended by deleting clause (ii) thereof and substituting the following in its stead:
     (ii) the Revolving Facility Usage at any one time outstanding shall not exceed the Revolving Credit Commitments of all of the Revolving Credit Lenders, provided that if a Borrowing Base Testing Period is then applicable, the Revolving Facility Usage at any one time outstanding shall not exceed the lesser of (A) the Revolving Credit Commitments of all of the Revolving Credit Lenders or (B) the Borrowing Base.
     (b) The provisions of Section 2.05 of the Credit Agreement are hereby amended by adding the following new clause (c) at the end thereof:

(c) Notwithstanding anything to the contrary herein contained, the Borrower may not request a Revolving Credit Loan or Swing Loan in excess of the Revolving Loan Threshold unless and until it has utilized its Excess Cash, if any, and is holding cash in an amount not to exceed the Minimum Cash Amount.
     (c) The provisions of Section 2.11 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
     2.11 Intentionally Omitted.
     (d) The provisions of Section 2.12 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
     2.12 Intentionally Omitted.
     4. Amendments to Article III of Credit Agreement. The provisions of Section 3.01(c) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(c) Change in Fees or Interest Rates. Any increase or decrease in Applicable Facility Fee due to an increase or decrease in the Leverage Ratio Level after the Closing Date shall be effective on the first calendar day following the date on which the Compliance Certificate evidencing the computation of such Leverage Ratio Level is due to be delivered under Section 7.03(d). If the Applicable Facility Fee Rate is thereby increased or reduced with respect to any period for which the Borrower has already paid Facility Fees, the Agent shall recalculate the Facility Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Lenders notice of such recalculation.
(i) Any additional Facility Fees due from the Borrower shall be paid to the Agent for the account of the Lenders on the next date on which a fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional Facility Fees shall be paid promptly after receipt of written request for payment from the Agent.
(ii) Any Facility Fees refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next fee payment due date or, if the Loans have been repaid and the Lenders are no longer committed to lend under this Agreement, the Lenders shall pay the Agent for the account of the Borrower such Facility Fees refund not later than five (5) Business Days after written notice from the Agent to the Lenders.
     5. Amendments to Article IV of Credit Agreement. The provisions of Article IV of the Credit Agreement are hereby amended as follows:
     (a) The provisions of Section 4.05(a) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
Scheduled Payments on Term Loans. The aggregate unpaid principal balance of all Term Loans made by such Term Lender to the Borrower pursuant to this Agreement shall be made in accordance with the following payment schedule: (i) on the last Business Day of each calendar month (other than the last calendar month of each Fiscal Year), commencing February 28, 2009, principal payments in the amount of $500,000 each calendar month, (ii) in addition to the payments described in clause (i), annually, on the last Business Day of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending January, 2010, principal payments in an amount equal to $8,750,000 each year, and (iii) no later than 12:00 p.m on the Expiration Date, a final payment in an amount equal to the entire outstanding principal balance of the Term Loans, together with accrued and unpaid interest thereon and other amounts payable under this Agreement.
     (b) By adding the words “or Section 7.02(o)” after the words “Section 7.02(n)” in Section 4.05(b) and Section 4.05(c) of the Credit Agreement.
     (c) The provisions of Section 4.05(d) of the Credit Agreement (to be re-lettered as (g) as provided below) are hereby amended by deleting the last two sentences thereof.
     (d) The provisions of Section 4.05 of the Credit Agreement are hereby amended by re-lettering clauses (d), (e) and (f) as clauses (g), (h) and (i) and inserting the following new clauses (d), (e), and (f):
(d) Mandatory Prepayment Upon Designated Asset Transaction; Prepayment of Term Loans; Mandatory Reduction of Credit Commitments. Within five (5) Business Days of any Designated Asset Transaction by any one or more Loan Parties, the Term Loans shall be prepaid (or if there are no Term Loans outstanding, the Revolving Credit Loans shall be repaid without any reduction in the Revolving Credit Commitments (unless the Agent is not reasonably satisfied that the Borrower will be in pro forma compliance with the covenants set forth in Sections 7.02(m), (n), and (o) for the following four fiscal quarters , in which case the Revolving Credit Commitments shall be automatically and permanently be reduced) in an amount equal to the Net Proceeds of such Designated Asset Transaction. On the date of any reduction of the Revolving Credit Commitments pursuant to this Section 4.05(d), the Borrower shall make a mandatory prepayment of so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Facility Usage will not exceed the Revolving Credit Commitments after giving effect to such reduction. Notwithstanding the foregoing, no prepayment of the Term Loans and no reduction of the Revolving Credit Commitments shall be required to the extent of that portion of the Net Proceeds from any casualty loss, condemnation award or other recovery event which the Borrower certifies to the Agent that it reasonably expects to use to purchase substitute or replacement assets for use in the business of the Borrower or another Loan Party within one hundred eighty (180) days of the date of such loss, award or recovery event. All such substitute or replacement assets shall be subject to or, if necessary in the reasonable judgment of Agent, made subject to the Security Documents. In the event that such substitution or replacement purchase has not occurred within such one hundred eighty (180) day period, the Borrower shall make a mandatory prepayment of all Net Proceeds not so expended. All Net Proceeds not certified as expected to be so expended on substitute or replacement assets for use in the business of the Borrower or another Loan Party within such one hundred eighty (180) day period shall be subject to the first sentence of this Section 4.05(d). Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.06(b)[Indemnity]. All payments made under this Section 4.05(d) applied to the Term Loans shall be applied to reduce each subsequent principal installment on a pro rata basis and any subsequent principal installments shall not be deferred on account thereof. The provisions of this Section 4.05(d) are in addition to, but not duplicative of, any prepayments required under clauses (b) and (c) hereof. In the event of a conflict between the provisions of this Section 4.05(d) and either Section 4.05(b) or (c), the provisions of this Section 4.05(d) shall control.

(e) (i) Subject to the provisions of clauses (ii) through (v) hereof, after the occurrence and during the continuation of a Cash Dominion Event, all cash receipts of the Loan Parties constituting proceeds of the property upon which the Agent has been granted a Lien pursuant to the Security Documents, shall be transferred to the Agent by automated clearinghouse transfer or wire transfer daily to the Concentration Account (as defined in the Security Agreement).
     (ii) Upon the occurrence of a Cash Dominion Event arising from the fact that the outstanding Revolving Credit Loans (including Swing Loans) exceed the Revolving Loan Threshold, that portion of such receipts and proceeds arising from the collection of accounts receivable or the sale or other disposition of inventory after the date of commencement of a Cash Dominion Event and any Excess Cash shall be applied to repay the Revolving Credit Loans (including Swing Loans) until the outstanding principal amount of all Revolving Credit Loans (including Swing Loans) do not exceed the Revolving Loan Threshold without any reduction in the Revolving Credit Commitments. As long as no Specified Default then exists or the time for payment of the Obligations has not been accelerated, after such funds are applied to so repay the Revolving Credit Loans (including Swing Loans), any excess shall be transferred to the Borrower’s Operating Account.
     (iii) Upon the occurrence of a Cash Dominion Event arising from the existence of a Specified Default (and the time for payment of the Obligations has not been accelerated), that portion of such receipts and proceeds arising from the collection of accounts receivable or the sale or other disposition of inventory after the date of commencement of a Cash Dominion Event and any Excess Cash shall be applied to repay the Revolving Credit Loans (including Swing Loans) until all Revolving Credit Loans (including Swing Loans) have been paid in full. After such funds are applied to so repay the Revolving Credit Loans (including Swing Loans), any excess shall be transferred to the Borrower’s Operating Account.
     (iv) Upon the occurrence of a Cash Dominion Event arising from the acceleration of the time for payment of the Obligations and the commencement of exercise of remedies, that portion of such receipts and proceeds arising from the collection of accounts receivable or the sale or other disposition of inventory, whenever received (including that portion constituting Excess Cash and the Minimum Cash Amount) shall be applied first to repay the Revolving Credit Loans (including Swing Loans) until all Revolving Credit Loans (including Swing Loans) have been paid in full, second to repay the Term Loans until all Term Loans have been paid in full, and thereafter to repay any and all other Obligations. After such funds are applied to so repay the Obligations, any excess shall be transferred to the Borrower’s Operating Account.
     (iv) Upon the occurrence and during the continuance of any Cash Dominion Event, any receipts and proceeds from any property upon which the Agent has been granted a Lien pursuant to the Security Documents not constituting proceeds from the collection of accounts receivable or the sale or other disposition of inventory shall be applied to the Term Loan in the manner set forth in the penultimate sentence of Section 4.05(d).

     (f) If during any Borrowing Base Testing Period, the Revolving Facility Usage exceeds the lower of (i) the then amount of the aggregate of the Revolving Credit Commitments, and (ii) the then amount of the Borrowing Base, the Borrower will immediately upon notice from the Agent (A) prepay the Swing Loans in an amount necessary to eliminate such excess, (B) if, after giving effect to the prepayment in full of all outstanding Swing Loans, such excess has not been eliminated, prepay the Revolving Credit Loans in an amount necessary to eliminate such excess, and (C) if, after giving effect to the prepayment in full of all outstanding Swing Loans and Revolving Credit Loans such excess has not been eliminated, deposit cash with the Agent in an amount equal to 102.5% of the Letters of Credit Outstanding to the extent necessary to eliminate such excess. Upon and to the extent that (1) the lesser of (x) the Revolving Credit Commitments or (y) the Borrowing Base plus (2) the amount of such cash collateral exceeds the Revolving Facility Usage, the Agent shall release and return an amount of such cash collateral equal to such excess to the Borrower upon its request.
     6. Amendments to Article VII of Credit Agreement. The provisions of Article VII of the Credit Agreement are hereby amended as follows:
     (a) The provisions of Section 7.01 of the Credit Agreement are hereby amended by adding the following new clause (l) thereto:
     (l) Appraisals and Environmental Site Assessments. (i) Upon the request of the Agent, the Loan Parties shall permit the Agent to conduct appraisals of any real property upon which the Agent has been granted a Lien pursuant to the Security Documents by appraisers reasonably satisfactory to the Agent. The Borrower shall pay the fees and expenses of the Agent or such appraisers with respect to only one such appraisal, unless a Specified Default exists and is continuing, in which event the Borrower shall pay the costs of all such appraisals undertaken thereafter. The Borrower will, and will cause each of its Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such appraisals to be timely completed in a manner reasonably satisfactory to the Agent.
     (ii) Upon the request of the Agent, the Loan Parties shall permit the Agent to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Borrower, to undertake Phase I environmental site assessments of any real estate upon which the Agent has been granted a Lien pursuant to the Security Documents. Environmental assessments may include detailed visual inspections of such real estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the real estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.
     (b) The provisions of Section 7.02(e)(i) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(i) any Loan Party other than the Borrower may consolidate or merge with and into (A) the Borrower, so long as the Borrower is the surviving entity, or (B) another Loan Party which is wholly-owned by one or more of the Borrower or any other Loan Party.

     (c) The provisions of Section 7.02(e)(ii) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
     (ii) Intentionally Omitted.
     (d) The provisions of Section 7.02(f) of the Credit Agreement are hereby amended by renumbering clause (vii) as clause (viii) and adding the following new clause (vii):
     (vii) Subject to the provisions of Section 4.05(d), Designated Asset Transactions; and
     (e) The provisions of Section 7.02(i)(ii) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
     (ii) Intentionally Omitted
     (f) The provisions of Section 7.02(m) are hereby deleted in their entirety and the following substituted in their stead:
(m) Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed the following amounts for the following test dates:

Test Date	Maximum Leverage Ratio
Fourth Fiscal Quarter End for Fiscal Year 2009	7.65:1.00

First Fiscal Quarter End for Fiscal Year 2010	7.50:1.00

Second and Third Fiscal Quarters End for Fiscal Year 2010	7.25:1.00

Fourth Fiscal Quarter End for Fiscal Year 2010	6.75:1.00

First Fiscal Quarter End for Fiscal Year 2011	6.50:1.00

Second Fiscal Quarter End for Fiscal Year 2011	6.25:1.00

Third Fiscal Quarter End for Fiscal Year 2011	6.00:1.00

Fourth Fiscal Quarter End for Fiscal Year 2011 and each Fiscal Quarter End thereafter	5.75:1.00

     (g) The provisions of Section 7.02(n) are hereby deleted in their entirety and the following substituted in their stead:
(n) Minimum Coverage Ratio. The Loan Parties shall not permit the Coverage Ratio to be less than the following amounts for the following test dates:

Test Date	Minimum Coverage Ratio
Fourth Fiscal Quarter End for Fiscal Year 2008	1.00:1.00

First three Fiscal Quarter Ends for Fiscal Year 2009	0.80:1.00

Fourth Fiscal Quarter End for Fiscal Year 2009	0.90:1.00

First three Fiscal Quarter Ends for Fiscal Year 2010	1.00:1.00

Fourth Fiscal Quarter End for Fiscal Year 2010	1.05:1.00

First three Fiscal Quarter Ends for Fiscal Year 2011	1.10:1.00

Fourth Fiscal Quarter End for Fiscal Year 2011 and each Fiscal Quarter End thereafter	1.20:1.00
     (h) The provisions of Section 7.02(o) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(o) Maximum Capital Expenditures. The Loan Parties shall not permit the Capital Expenditures (net of tenant allowances actually received by the Loan Parties during such period) to exceed the following amounts for the following periods:

Period	Maximum Capital Expenditures
Fiscal Year 2009	$10,000,000

Fiscal Year 2010	$15,000,000

Fiscal Year 2011	$20,000,000

Fiscal Year 2012	$30,000,000

     (i) The provisions of Section 7.03(c) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(c) Monthly Financial Statements; Borrowing Base Certificates (i) Within thirty (30) calendar days after the end of each fiscal month, (A) inventory stock ledger reports as of the end of such fiscal month, (B) unless required more frequently as provided in clause (ii), below, a Borrowing Base Certificate, and (C) financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal month and related consolidated statements of income, and cash flows for the fiscal month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end and quarter end audit and similar accounting adjustments and except for the absence of footnotes thereto) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
(ii) At any time that cash and cash equivalents of the Borrower (excluding amounts in the Designated Escrow Accounts) is less than the Minimum Cash Amount, a Borrowing Base Certificate on Friday of each week.
     (j) The provisions of Section 7.04 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
Collateral Security for Obligations. The Obligations are and shall continue to be secured by Liens on the property described in the Security Documents and the Ancillary Security Documents. The Loan Parties hereby covenant and agree that they shall, upon the reasonable request of the Agent, take all such actions and execute and deliver (or cause to be executed and delivered) all such Ancillary Security Documents as may be reasonably requested by the Agent, to ensure that the Liens granted pursuant to the Security Documents and the Ancillary Security Documents shall constitute a valid, binding and enforceable first priority Lien in all Collateral (as defined in the Security Agreement), subject to any Permitted Liens having priority over the Agent’s Lien under applicable law.
     7. Amendment to Schedules. Schedules 1.01(B) and 5.01(B) to the Credit Agreement are hereby deleted in their entirety and replaced by Schedules 1.01(B) and 5.01(B) in the form attached hereto.
     8. Conditions Precedent to Credit Extensions. Prior to the Third Amendment Effective Date, certain conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit under Section 6.02 were not satisfied in all material respects. The Agent and the Lenders agree that no such failure to satisfy a condition precedent to such credit extensions of which the Agent was aware prior to the Third Amendment Effective Date shall be applicable to any request for to the making of Revolving Credit Loans and issuance of Letters of Credit after the Third Amendment Effective Date. The foregoing shall not be deemed to otherwise modify the provisions of Section 6.02.
     9. Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent:

     (a) This Amendment shall have been duly executed and delivered by the Loan Parties, the Agent and the Required Lenders, and the Agent shall have received a fully executed copy hereof, of all Security Documents and of each other document required hereunder.
     (b) The Agent shall have received (i) evidence reasonably satisfactory to it that all action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and validly taken, (ii) evidence that all necessary consents and approvals to the Amendment have been obtained, and (iii) a legal opinion of counsel to the Borrower and Guarantors reasonably satisfactory in form and substance to the Agent.
     (c) The Agent shall have completed all due diligence which it deems appropriate with respect to the assets which are to constitute collateral for the obligations under the Security Documents.
     (d) The Agent (i) shall have filed all such financing statements and mortgages, as may be necessary for the Agent to perfect its security interest in the property which is the subject of the Security Documents for the benefit of the Lenders and the Agent and to assure its first-priority status therein (subject to Permitted Liens having priority under applicable law), and (ii) unless otherwise agreed by the Agent, shall have obtained all such control agreements and shall have given all such notices as may be necessary for the Agent to perfect its security interest in the property which is the subject of the Security Documents for the benefit of the Lenders and the Agent and to assure its first-priority status therein (subject to Permitted Liens having priority under applicable law).
     (e) No event shall have occurred that could reasonably be expected to result in a Material Adverse Change.
     (f) There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, assets, or income of the Borrower and Guarantors or could reasonably be expected to result in a Material Adverse Change.
     (g) The Loan Parties shall have paid all fees payable to the Agent and the Lenders hereunder and otherwise due in connection herewith and the Loan Parties shall have reimbursed the Agent for all of its reasonable out-of-pocket expenses incurred in connection with negotiation and preparation of this Amendment, including all reasonable attorneys’ fees and expenses.
     (h) After giving effect to this Amendment, no Potential Default or Event of Default shall have occurred and be continuing.
     (i) The Loan Parties shall have provided such additional instruments, documents, and agreements to the Agent as the Agent and its counsel may have reasonably requested.
     10. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders that, after giving effect to this Amendment: (i) no Potential Default or Event of Default has occurred or exists under the Credit Agreement or under any other Loan Document, and (ii) except with respect to those representations and warranties which relate solely to an earlier date, all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof.

     11. Miscellaneous.
     (a) Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed in all respects.
     (b) This Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement. Delivery of an executed counterpart of a signature page hereto by facsimile or electronic means (such as PDF) shall be effective as delivery of a manually executed counterpart hereof.
     (c) This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.
     (d) The Loan Parties shall execute and deliver to the Agent such other documents, instruments, and agreements that the Agent may reasonably require in order to implement the terms and conditions of this Amendment.
     (e) Any determination that any provision of this Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Amendment.
     (f) In connection with the interpretation of this Amendment and all other documents, instruments, and agreements incidental hereto:
     (i) The captions of this Amendment are for convenience purposes only, and shall not be used in construing the intent of the Agent, the Lenders and the Loan Parties under this Amendment.
     (ii) In the event of any inconsistency between the provisions of this Amendment and any of the other Loan Documents, the provisions of this Amendment shall govern and control.
     (iii) The parties hereto have prepared this Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by each of them and shall not be construed against either party.
     (g) This Third Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Ohio without regard to its conflict of laws principles,.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

BORROWER:

TWEEN BRANDS, INC.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

AMERICAN FACTORING, INC.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	President

FLORET, LLC

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	Chief Financial Officer

TWEEN BRANDS DIRECT SERVICES, INC.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	Executive Vice President and Chief Financial Officer

TWEEN BRANDS AGENCY, INC.

By:	/s/ Scott M. Bracale

Name:	Scott M. Bracale
Title:	President and Chief Executive Officer

TWEEN BRANDS DIRECT, LLC

By:	/s/ Scott M. Bracale

Name:	Scott M. Bracale
Title:	President, Chief Executive Officer and Executive Vice President
Signature Page to Third Amendment to Credit Agreement

TWEEN BRANDS PURCHASING, INC.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	President and Chief Executive Officer

TWEEN BRANDS STORE PLANNING, INC.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	Executive Vice President and Chief Financial Officer

TOO GC, LLC

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	President, Treasurer and Secretary

TWEEN BRANDS SERVICE CO.

By:	/s/ Rolando de Aguiar

Name:	Rolando de Aguiar
Title:	Chief Financial Officer

TWEEN BRANDS INVESTMENT, LLC

By:	/s/ Gregory J. Henchel

Name:	Gregory J. Henchel
Title:	President and Chief Executive Officer
Signature Page to Third Amendment to Credit Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., individually as a Lender and in its capacity as Agent

By:	/s/ Christine M. Scott

Name:	Christine M. Scott
Title:	Director
Signature Page to Third Amendment to Credit Agreement

FIFTH THIRD BANK

By:	/s/ Michael R. Zaksheske

Name:	Michael R. Zaksheske
Title:	Vice President
Signature Page to Third Amendment to Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ J. Brent Thomas

Name:	J. Brent Thomas
Title:	Senior Vice President
Signature Page to Third Amendment to Credit Agreement

US BANK, NATIONAL ASSOCIATION

By:	/s/ Frances W. Josephic

Name:	Frances W. Josephic
Title:	Vice President, U.S. Bank, N.A.
Signature Page to Third Amendment to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jeffrey Wieser

Name:	Jeffrey Wieser
Title:	Senior Relationship Manager
Signature Page to Third Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ James Knight

Name:	James Knight
Title:	Vice President
Signature Page to Third Amendment to Credit Agreement

HUNTINGTON NATIONAL BANK

By:	/s/ Jeff D. Blendick

Name:	Jeff D. Blendick
Title:	Vice President — Loan Syndications
Signature Page to Third Amendment to Credit Agreement

SOVEREIGN BANK

By:	/s/ David Denlinger

Name:	David Denlinger
Title:	Senior Vice President
Signature Page to Third Amendment to Credit Agreement